                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 14A
                                 (RULE 14a-101)

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by the Party other than the Registrant [ ]


Check the appropriate box:
[ ]    Preliminary Proxy Statement                    [ ]    Confidential, For Use of the Commission
                                                             Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material under Rule 14a-12


                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
                    -----------------------------------------
                (Name of Registrant as Specified in its Charter)

       THE BOARD OF DIRECTORS OF CHARLES E. SMITH RESIDENTIAL REALTY, INC.
       -------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials:

          ---------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------
     (4)  Date Filed:
          ---------------------------------------------------------------

 [LOGO]             CHARLES E. SMITH RESIDENTIAL REALTY, INC.
                               2345 Crystal Drive
                            Arlington, Virginia 22202






                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON WEDNESDAY, MAY 24, 2000

         You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Charles E. Smith Residential Realty, Inc. (the "Company") to be held on Wednesday, May 24, 2000, at 2:00 p.m., Eastern Daylight Saving Time, in the Potomac Ballroom of the Crystal City Marriott Hotel, 1999 Jefferson Davis Highway, Crystal City, Arlington, Virginia 22202. Parking is available for you in the hotel garage. The purposes of the Annual Meeting are:

               1. To elect three directors to serve for an ensuing three-year term;

               2. To ratify the appointment of Arthur Andersen LLP as the independent auditor of the Company for the 2000 fiscal year; and

               3. To transact such other business as may properly come before such meeting or any adjournments thereof.

         Only shareholders of record at the close of business on April 12, 2000, will be entitled to vote at the meeting or any adjournments thereof.

         IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES.

                                 BY ORDER OF THE BOARD OF DIRECTORS


                                 /s/ Ernest A. Gerardi, Jr.

                                 Ernest A. Gerardi, Jr.
                                 President and Chief Executive Officer

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                               2345 Crystal Drive
                            Arlington, Virginia 22202

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON WEDNESDAY, MAY 24, 2000

         This Proxy Statement is furnished to shareholders of Charles E. Smith Residential Realty, Inc. (the "Company"), a Maryland corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on May 24, 2000, at 2:00 p.m., Eastern Daylight Saving Time, at the place and for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of the Board of Directors (the "Board of Directors") of the Company.

         Holders of record of common stock (the "Common Stock") of the Company as of the close of business on the record date, April 12, 2000, are entitled to receive notice of and to vote at the Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on March 31, 2000, there were 20,991,711 shares of Common Stock issued and outstanding.

         Common Stock represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Director and FOR the proposal to ratify the appointment of Arthur Andersen LLP as the independent auditor. The Company knows of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

         To be voted, proxies must be filed with the Secretary of the Company prior to the time of voting. Proxies may be revoked at any time before exercise thereof by filing a notice of such revocation or a later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

         The Company's 1999 Annual Report to Shareholders for the fiscal year ended December 31, 1999, has been mailed with this Proxy Statement. This Proxy Statement, the form of proxy, and the 1999 Annual Report to Shareholders were mailed to shareholders on or about April 21, 2000. The executive offices of the Company are located at 2345 Crystal Drive, Arlington, Virginia 22202.

                              ELECTION OF DIRECTORS
                                    (Item 1)

BOARD OF DIRECTORS

         The Board of Directors of the Company is divided into three classes, with approximately one-third of the directors elected by the shareholders annually. The incumbent directors whose terms will expire at the Meeting are Mandell J. Ourisman and Robert H. Smith. Mr. Ourisman was not nominated for a third consecutive term on the Board of Directors of the Company because of a current policy of the Nominating Committee not to renominate independent directors who have completed two full terms in office. In addition, a vacancy was created on the Board of Directors when Mr. Mallory Walker resigned from the Board of Directors of the Company in September 1999. Mr. Roger J. Kiley, Jr., Mr. Smith, an incumbent director, and Ms. Karen Hastie Williams have been nominated for election as directors at the Meeting, to hold office until the Annual Meeting of Shareholders to be held in the year 2003 or until their successors are elected and qualified. Three nominees for director will be elected upon a favorable vote of a plurality of the voting Common Stock present and entitled to vote, in person or by proxy, at the Meeting.

         The Board of Directors of the Company recommends a vote FOR Mr. Kiley, Mr. Smith, and Ms. Williams as directors to hold office until the Annual Meeting of Shareholders to be held in the year 2003 and until their successors are elected and qualified. Should one or all of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or reduce the number of directors on the Board of Directors.

NOMINEES FOR ELECTION - TERM EXPIRING 2003

         ROGER J. KILEY, JR. Mr. Kiley has been a partner in the law firm of Mayer, Brown & Platt in Chicago, Illinois from 1996 to the present and previously from 1989 to 1995. His primary practice areas include public law, government relations, litigation consultation, and arbitration. He also has extensive experience in complex land use matters, real estate development, zoning, transactions with and for government, and intergovernmental transactions. From 1995 to 1996, Mr. Kiley served as Chief of Staff to Mayor Richard M. Daley in Chicago, Illinois. From 1976 to 1989, Mr. Kiley served as Judge for the Circuit Court of Cook County in Illinois, and he was in private practice from 1971 to 1976. He currently serves as a Board Member of Youth Outreach Services, Inc. and The Thomas More Association. Mr. Kiley is 63 years old.

         ROBERT H. SMITH. Mr. Smith is Chairman of the Board of the Company, and Chairman of the Board of Directors of Smith Management Construction, Inc., and Smith Realty Company. He also serves as a director of AAS Environmental, Inc., CES Facilities Management Services, Inc., Charles E. Smith Insurance Agency, Inc., Combustioneer Corporation, Consolidated Engineering Services, Inc., New England Mechanical Services, Inc., Noel Enterprises, Inc., Smith Management Construction, Inc., and Smith Realty Company, entities affiliated with the Company that conduct multifamily management and leasing, engineering and technical, interior construction and renovation, financing, insurance brokerage, facilities management, and other property-related services (collectively, the "Property Service Businesses"). From 1962 until it ceased doing business in 1999, Mr. Smith was the President, Chief Executive Officer, and a director of Charles E. Smith Construction, Inc. and its predecessor companies, where he oversaw and directed all phases of development and construction of the Smith Companies' office, retail, and residential real estate projects. He is also the Co-Chairman of the Board and a director of Charles E. Smith Commercial Realty, Inc., which together with its subsidiaries and affiliates is engaged in the ownership, operation, and management of commercial office buildings. Mr. Smith, the brother-in-law of Mr. Robert P. Kogod, joined the Smith Companies in 1950. Mr. Smith, 71 years old, serves on the Executive, Non-Executive Employee Equity Compensation, and Nominating Committees of the Company.

         KAREN HASTIE WILLIAMS. Ms. Williams has been with the Washington, D.C., law firm of Crowell & Moring LLP since 1981, and she is a partner in the firm's Government Contracts group. Her primary practice areas are government contracts, legislation, and business crimes. From March 1980 to February 1981 she served as Administrator of the Office of Federal Procurement Policy in the Carter White House, and from February 1977 to February 1980 she served as Chief Counsel of the United States Senate Budget Committee. From September 1975 to February 1977 Ms. Williams was an associate attorney in the law firm of Fried, Frank, Harris, Shriver & Kampelman. She has also been a law clerk to Associate Justice Thurgood Marshall of the United States Supreme Court and Judge Spottswood W. Robinson, III, of the United States Court of Appeals for the District of Columbia Circuit. Prior to attending law school, Ms. Williams worked as an international policy analyst with Mobil Oil Corporation. Ms. Williams currently serves on the following corporations' Board of Directors: Crestar Bank, N.A. (Advisory Board), Crestar Financial Services Corporation, Fannie Mae Corporation, Gannett Co., Inc., Washington Gas Light Company, and Continental Airlines, Inc. Ms. Williams is 56 years old.

INCUMBENT DIRECTORS - TERM EXPIRING 2001

         ERNEST A. GERARDI, JR. From 1993 until January 2000, Mr. Gerardi was President, Chief Operating Officer, and a director of the Company. Since January 7, 2000, Mr. Gerardi has additionally served as Chief Executive Officer of the Company. He is also Chairman of the Board and Chief Executive Officer of Consolidated Engineering Services, Inc., and he serves as President of Charles
E. Smith Insurance Agency and as President and Chief Executive Officer of Smith Management Construction, Inc., and Smith Realty Company. Additionally, he is a director of each of the Property Service Businesses. From 1985 until 1994, Mr. Gerardi was Executive Vice President, Senior Executive Vice President, and a member of the Executive Committee of Charles E. Smith Management, Inc., where he had overall responsibility for all day-to-day business operations and long-range planning. Prior to joining the Smith Companies in 1985, Mr. Gerardi was with Arthur Andersen and Co., where he served as senior partner in charge of the firm's accounting and financial practice for over 250 professionals in Washington, D.C. During his 27 years with Arthur Andersen, he specialized in management consultation and strategic planning. He is also a member of the American Institute of Certified Public Accountants and the D.C. Institute of Certified Public Accountants. Mr. Gerardi, 64 years old, serves on the Executive and Non-Executive Employee Equity Compensation Committees of the Company.

         CHARLES B. GILL. From 1979 until March 1, 1995, Mr. Gill was Governor and Chief Executive Officer of the National Rural Utilities Cooperative Finance Corporation, a financial intermediary providing capital to rural electric systems. Mr. Gill also served on the Board and was Chief Executive Officer of the Rural Telephone Finance Cooperative, a financial intermediary providing capital to rural telephone systems, and on the Board of Directors and as President of the Guaranty Funding Corporation, a firm that issues government guaranteed debt for electric generation and transmission cooperatives. He also served on the Board and was Vice President of the National Cooperative Service Corporation, a firm that provides senior capital for various types of lease transactions for electric cooperatives. In addition, Mr. Gill served on the Boards of Directors of the National Rural Electric Cooperative Association International Foundation and the National Rural Telecommunications Cooperative. Mr. Gill retired from full-time employment on March 1, 1995, and now acts in a consulting capacity to the various organizations mentioned above. Mr. Gill, 62 years old, serves on the Audit and Executive Compensation Committees of the Company.

INCUMBENT DIRECTORS - TERM EXPIRING 2002

         ROBERT P. KOGOD. From 1993 until January 2000, Mr. Kogod was Co-Chief Executive Officer and Co-Chairman of the Board of the Company. Mr. Kogod currently serves as a director and as Chairman of the Executive Committee of the Board of Directors of the Company. He continues to be a director of each of the Property Service Businesses. From 1964 to 1997 Mr. Kogod was the President, Chief Executive Officer, and a director of Charles E. Smith Management, Inc., where he oversaw and directed all phases of the leasing and management of the Smith Companies' commercial and residential real estate portfolio. Since 1997, he has been the Co-Chairman of the Board and a director of Charles E. Smith Commercial Realty, Inc., a successor to Charles E. Smith Management, Inc., which together with its subsidiaries and affiliates is the owner, operator, and manager of commercial office buildings. Until it ceased doing business in 1999, Mr. Kogod was also Secretary/Treasurer and a director of Charles E. Smith Construction, Inc., a company that specialized in the development and construction of office, retail, and residential projects. Mr. Kogod, the brother-in-law of Mr. Robert H. Smith, joined the Smith Companies in 1959. Mr. Kogod, 68 years old, serves on the Executive, Executive Compensation, Non-Executive Employee Equity Compensation, and Nominating Committees of the Company.

         R. MICHAEL MCCULLOUGH. Mr. McCullough is a former Chairman and Chief Executive Officer of Booz, Allen & Hamilton Inc., an international management and technology consulting firm. Mr. McCullough joined Booz, Allen, & Hamilton Inc., in 1965 as a consultant, and he became a partner in 1971 and a managing partner of the firm's Technology Center in 1978. Prior to joining Booz, Allen & Hamilton Inc., Mr. McCullough was with the General Electric Company. Mr. McCullough has been a member of the Board of Directors of Caterair International and the Board of Directors of Interstate Hotels, Inc., and currently serves as a member of the Board of Directors of Watson Wyatt Worldwide and Capital Auto Real Estate Investment Trust, Inc. Mr. McCullough, 61 years old, serves on the Audit, Nominating, and Executive Committees of the Company.

         L. RONALD SCHEMAN. Mr. Scheman is Chairman of the International Finance/Development Group and a shareholder in the law firm of Greenberg Traurig in Washington, D.C. His practice focuses on finance, corporate and business organization, and capital markets. In 1993, Mr. Scheman served as United States Executive Director to the Inter-American Development Bank, and he also served as the United States Director on the Board of the Inter-American Investment Corporation. Previously, Mr. Scheman has served as senior partner at the law firm of Heller, Rosenblatt & Scheman in Washington, D.C., and as President and a director of Porter International Co. From 1975 to 1983 Mr. Scheman served as Assistant Secretary for Management in the Organization of American States; from 1968 to 1970 he served as Planning Officer; and from 1961 to 1964 he served as a member of its Department of Legal Affairs. Mr. Scheman, 68 years old, serves on the Audit, Executive, and Executive Compensation Committees.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

         In accordance with the Amended and Restated Bylaws of the Company, the Board of Directors has established an Audit Committee, an Executive Committee, an Executive Compensation Committee, a Non-Executive Employee Equity Compensation Committee, and a Nominating Committee. The membership of these Committees is set forth in the preceding section of this Proxy Statement.

         The Audit Committee, which consists of three independent directors, was established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, review professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees, review the adequacy of the Company's internal accounting controls, and review the plans and results of various internal audits. The Audit Committee met three times in 1999.

         The Executive Committee has the authority, subject to the Company's conflict of interest policies, to approve the acquisition and disposition of real property and business operations and the power to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the First Amended and Restated Agreement of Limited Partnership of Charles E. Smith Residential Realty L.P. (the "Operating Partnership"), as amended, to cause the Operating Partnership to take such actions), provided however, that it may not approve acquisitions of property or business operations in excess of either $75 million per transaction or $150 million per calendar quarter, issue more than 2,000,000 shares of stock between Board meetings (and all such issuances are subject to other restrictions imposed by the Board) or take any action which would cause the debt-to-market capitalization ratio of the Company to exceed 50%. The Executive Committee met two times in 1999.

         The Executive Compensation Committee was established to determine compensation for the Company's executive officers and to implement the Company's stock and unit option, award, and annual incentive plans. The Executive Compensation Committee met two times in 1999.

         The Non-Executive Employee Equity Compensation Committee was established to implement the Company's stock and Unit option and award plans for some of the Company's non-executive employees. It was formed subsequent to the Board of Directors meeting in October 1999, and did not meet in 1999.

         The Nominating Committee was established to seek out, evaluate, and recommend to the Board candidates for election to the Board of Directors. It considers nominees recommended by variety of sources, including shareholders, but has adopted no special procedures for such nominations. The Nominating Committee met once in 1999.

         The Board of Directors held four regular and four special meetings during 1999, in addition to conducting occasional business by unanimous written consent. Mr. Scheman attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member.

COMPENSATION OF DIRECTORS

         The Company pays its independent directors fees for their services as directors. Such directors receive annual cash compensation of $15,000, paid quarterly, plus a fee of $1,000 (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of the Board of Directors, including committee meetings. During the second quarter of 1999, the Company began to pay the non-employee directors who are members of the Executive Committee additional annual compensation of $5,000, paid quarterly. In addition, the Company grants a total of $5,000 worth of its Common Stock to the non-employee directors each year, payable bi-annually. Effective as of June 30, 1994, and pursuant to the Company's Directors Stock Option Plan, each current director who is not an employee of the Company automatically receives an option to purchase 5,000 shares of Common Stock at the price in effect on the date of their election (or in the case of the initial directors, the initial public offering price.) Officers of the Company who are directors are not paid any director fees, nor are they eligible to participate in the Directors Stock Option Plan.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
                                    (Item 2)

         The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Arthur Andersen LLP to serve as the independent auditor of the Company for the fiscal year ending December 31, 2000. Arthur Andersen LLP has served as the independent auditor of the Company since the Company's commencement of operations and is considered by management of the Company to be well-qualified. Arthur Andersen LLP has advised the Company that neither the firm nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries. Representatives of Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

         The ratification of the appointment of Arthur Andersen LLP requires the approval of a majority of shares of Common Stock present and entitled to vote at the meeting. The Board of Directors of the Company recommends a vote FOR the proposal to ratify the appointment of Arthur Andersen LLP as the independent auditor of the Company for the 2000 fiscal year.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company and the Property Service Businesses of Messrs. Smith and Kogod, Co-Chairmen of the Board and Co-Chief Executive Officers of the Company on December 31, 1999, and those persons who were, as of December 31, 1999, the four other most highly compensated executive officers of the Company and the Property Service Businesses (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                               ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                               -------------------               ----------------------
                                                                             RESTRICTED     STOCK/UNITS     ALL OTHER
NAME AND PRINCIPAL                                                  OTHER    STOCK/UNIT     UNDERLYING      COMPENSATION
POSITION on 12/31/99              YEAR    SALARY (1)    BONUS (1)    (2)     AWARDS (3)     OPTIONS (3)      (4)

Robert H. Smith (5)               1997    $150,000        $0         $0          N/A             N/A            $0
Co-Chairman of the Board          1998    $175,000        $0         $0          N/A             N/A            $0
and Co-Chief Executive Officer    1999    $219,000      $110,000     $0          N/A            200,000         $0


Robert P. Kogod (5)               1997    $150,000        $0         $0          N/A             N/A            $0
Co-Chairman of the Board          1998    $175,000        $0         $0          N/A             N/A            $0
and Co-Chief Executive Officer    1999    $219,000      $110,000     $0          N/A            200,000         $0


Ernest A. Gerardi, Jr.            1997    $378,200      $250,000     $0             $0           50,000       $34,909
President and Chief               1998    $378,200      $283,500     $0          $532,500           0         $34,964
Operating Officer                 1999    $397,000      $602,250     $0             $0           75,000       $35,236


John T. Gray (6)                  1998     $30,288       $15,000     $0          $449,070        50,000       $57,848
Senior Vice President             1999    $225,000      $204,800     $0             $0              0          $5,486
-Residential Management


John W. Guinee (7)                1997    $151,442      $70,000      $0          $319,500       85,000         $2,533
Senior Vice President             1998    $225,000      $91,560      $0          $106,500          0          $31,962
and Chief Investment Officer      1999    $275,000      $338,936     $0             $0          22,500        $32,222


Wesley D. Minami (8)              1997    $220,659      $70,000      $0          $342,000       85,000         $5,159
Senior Vice President             1998    $250,000      $112,500     $0          $106,500          0           $5,214
and Chief Financial Officer       1999    $275,000      $250,300     $0             $0          22,500         $5,486



(1) A portion of the amounts set forth as "Salary" and "Bonus" represent amounts actually paid to Messrs. Gerardi, Gray, Guinee, and Minami by the Property Service Businesses, which are unconsolidated subsidiaries of the Company. "Salary" includes amounts actually paid in 1997, 1998, and 1999 and "Bonus" includes amounts paid in January 1998, January 1999, and February 2000 with respect to the immediately preceding fiscal year.
(2) The dollar value of perquisites and other personal benefits did not exceed $50,000 or 10% of the total annual salary and bonus for any of the persons named in the table for 1997, 1998, or 1999.
(3) The value of Mr. Minami's restricted Unit award, made on February 3, 1997, is calculated based upon a price of $28.50, the closing price of the Company's Common Stock on the date of grant. The value of Mr. Guinee's restricted Unit award, made on April 9, 1997, is calculated based upon a price of $26.625, the closing price of the Company's Common Stock on the date of grant. The value of Messrs. Gerardi's, Guinee's, and Minami's restricted stock awards made on January 1, 1998, is calculated based upon a price of $35.50, the closing price of the Company's Common Stock on December 31, 1997. The value of Mr. Gray's restricted stock award made on November 16, 1998, is calculated based upon a price of $29.938, the closing price of the Company's Common Stock on the date of grant. As a result of grants made under the Plans (as defined below), on December 31, 1999, Mr. Gerardi held 11,250 restricted shares worth $397,969, Mr. Gray held 11,250 restricted shares worth $397,969, Mr. Guinee held 5,974 restricted Units and 3,000 restricted shares worth $211,330 and $106,125, respectively, and Mr. Minami held 4,500 restricted Units and 3,000 restricted shares worth $159,188 and $106,125, respectively, all based on the closing price of the Company's Common Stock on December 31, 1999, of $35.375; distributions are paid on restricted Units and dividends are paid on restricted stock. Restricted stock and Unit awards vest (become unrestricted) at the rate of 25% of the initial grant on each of the four successive anniversary dates of the grant, except for Mr. Guinee, whose grants vest in part upon the attainment of investment and acquisition goals at various rates depending on the nature of the transaction, as well as at the rate of 1,000 shares on March 31 of each year. Neither Mr. Smith nor Mr. Kogod was eligible to participate in the 1994 Restricted Stock and Restricted Unit Plan in 1997, 1998, or 1999. Messrs. Smith and Kogod first became eligible to participate in the 1994 Employee Stock and Unit Option Plan in March 1999.
(4) Unless otherwise stated, these amounts represent employer contributions to the Charles E. Smith Employees Retirement Plan maintained by the Property Service Businesses, made with respect to the listed year even if such payment was partially made in the following year. In the case of Mr. Gerardi, a portion of these amounts represents the payment of premiums on a life insurance policy: $29,750 in 1997, $29,750 in 1998, and $29,750 in
     1999. In the case of Mr. Gray, $42,848 represents certain real estate costs and relocation expenses reimbursements made in connection with his initial engagement by the Company, together with a tax adjustment, and $15,000 was compensation for loss incurred as a result of the relocation. In the case of Mr. Guinee, $26,748 of the 1998 amount represents a grant of unrestricted Units pursuant to the terms of his employment, calculated based upon a price of $32.50, the closing price of the Company's Common Stock on the date of grant and $26,736 of the 1999 amount represents a grant of unrestricted stock pursuant to the terms of his employment, calculated based upon a price of $30.313, the closing price of the Company's Common Stock on the date of grant.
(5) Messrs. Smith and Kogod also received compensation from entities other than the Company and the Property Service Businesses, for services rendered as employees of those entities. On February 7, 2000, Mr. Kogod stepped down as Co-Chairman of the Board and Co-Chief Executive Officer and became Chairman of the Executive Committee of the Board of Directors; Mr. Smith stepped down as Co-Chief Executive Officer on that date and remains Chairman of the Board. Mr. Gerardi became the Chief Executive Officer of the Company on that date.
(6) Mr. Gray joined the Company and became a Senior Vice President - Residential Management on November 16, 1998. The salary shown for 1998 is the amount actually paid with respect to that particular year. On February 7, 2000, Mr. Gray was promoted to Executive Vice President - Residential Management.
(7) Mr. Guinee joined the Company and became the Chief Investment Officer of the Company on April 21, 1997. The salary amount shown for 1997 is the amount actually paid with respect to that partial year. On March 13, 2000, Mr. Guinee was promoted to Executive Vice President and Chief Investment Officer.
(8) Mr. Minami joined the Company and became the Chief Financial Officer of the Company on February 3, 1997. The salary amount shown for 1997 is the amount actually paid with respect to that partial year. On February 7, 2000, Mr. Minami was promoted to Executive Vice President and Chief Financial Officer.

OPTIONS AND AWARDS

         The Company has established the 1994 Employee Stock and Unit Option Plan, as amended (the "Option Plan"), and the 1994 Employee Restricted Stock and Restricted Unit Plan, as amended, (the "Restricted Stock Plan"), for the purpose of attracting and retaining executive officers and other key employees. Options granted under the Option Plan are exercisable for Units in the Operating Partnership or shares of Common Stock; in certain circumstances, Unitholders may redeem their Units for cash, or, at the option of the Company, for shares of Common Stock on a one-for-one basis. The Option Plan was amended in 1998 to increase the number of shares available thereunder by 1,400,000 and further amended in 1999 to permit the granting of options to Messrs. Smith and Kogod. The Option Plan and the Restricted Stock Plan were further amended in 1999 to add features now permitted by law and to clarify language in the Plans;
the Option Plan was further amended in 2000 to increase the number of shares and Units available thereunder by 1,500,000. As of March 31, 2000, the Company and the Property Service Businesses had granted and outstanding under these plans options for 3,171,836 Units or shares of Common Stock, of which 1,072,008 were exercisable. Messrs. Minami and Guinee received restricted Unit grants in 1997, Messrs. Gerardi, Minami, and Guinee received restricted stock grants in January 1998, and Mr. Gray received a restricted stock grant in November 1998. No restricted stock or Unit awards were made to the Named Executive Officers in 1999. Messrs. Gerardi, Guinee, and Minami received option grants in 1997, Mr. Gray received an option grant in 1998, and Messrs. Gerardi, Guinee, and Minami received option grants in February 1999. Messrs. Smith and Kogod, then Co-Chief Executive Officers, were granted options to purchase 200,000 shares of Common Stock on March 1, 1999.


                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                             POTENTIAL REALIZABLE
                              NUMBER OF        PERCENT OF                                  VALUE AT ASSUMED ANNUAL
                             SECURITIES      TOTAL OPTIONS                                   RATES OF STOCK PRICE
                             UNDERLYING         GRANTED                                    APPRECIATION FOR OPTION
                               OPTIONS       TO EMPLOYEES IN      EXERCISE     EXPIRATION          TERM (4)
NAME                         GRANTED (1)     FISCAL YEAR (2)        PRICE       DATE (3)        5%           10%

Robert H. Smith                 200,000            16.1%           $29.75       2/22/2009   $3,742,520   $9,482,753

Robert P. Kogod                 200,000            16.1%           $29.75       2/22/2009   $3,742,520   $9,482,753

Ernest A. Gerardi, Jr.           75,000             6.0%           $29.75       2/22/2009   $1,403,445   $3,556,032

John T. Gray                          0             N/A              N/A           N/A           N/A         N/A

John W. Guinee                   22,500             1.8%           $29.75       2/22/2009     $421,034   $1,066,810

Wesley D. Minami                 22,500             1.8%           $29.75       2/22/2009     $421,034   $1,066,810


(1) The option grants for Messrs. Smith and Kogod were made on March 1, 1999, and all of the other option grants were made on February 22, 1999.
     All of the options vest in four equal annual installments beginning on the first anniversary date of the option grant, except the options of Messrs. Smith and Kogod, which vest in annual installments beginning on February 22, 2000. All of the options are exercisable following vesting and prior to the tenth anniversary of their grant date, except for the option grants made for Messrs. Smith and Kogod, which are exercisable on or prior to February 22, 2009. All the options shown are exercisable for shares of Common Stock.
(2) The total number of options granted under the Option Plan in 1999 was 1,246,050.
(3) The options granted under the plan shall terminate and become null and void if they are not exercised within ten years of the date of grant. The options granted for Messrs. Smith and Kogod under the plan shall terminate and become null and void if they are not exercised on or prior to February 22, 2009.

(4) In accordance with the rules of the SEC, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based upon assumed rates of compound share price appreciation as set forth in the chart from the date the options were granted until their exercise at the end of the full ten-year period permitted. No discount or deduction has been made for the risk of forfeiture upon termination or the non-transferability of the options, nor have the values been adjusted for their present value. No gain to the optionee is possible without an increase in the price of the Common Stock which would benefit all shareholders.

         The following table sets forth information for the Named Executive Officers with respect to: (i) the share or Unit options exercised during 1999,
(ii) the net value realized upon such exercises, (iii) the number of shares or Units covered by unexercised share or Unit options held at December 31, 1999, and (iv) the value of such unexercised options at December 31, 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                # OF                        NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                            UNITS/SHARES       VALUE             OPTIONS AT             IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON      REALIZED         DECEMBER 31, 1999          DECEMBER 31, 1999 (1)
NAME                          EXERCISE          ($)      EXERCISABLE /UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                          --------          ---      --------------------------    -------------------------
Robert H. Smith                    0            0                0/200,000                   $0/$1,125,000

Robert P. Kogod                    0            0                0/200,000                   $0/$1,125,000

Ernest A. Gerardi, Jr.             0            0             170,000/105,000             $1,713,750/$433,125

John T. Gray                       0            0              10,000/40,000               $54,370/$217,480

John W. Guinee                     0            0              46,254/61,246               $387,377/$171,060

Wesley D. Minami                   0            0              34,000/73,500               $142,750/$340,688


(1) Calculated based upon a price of $35.375, the closing price of the Company's Common Stock on December 31, 1999, less exercise prices varying from $24.00 to $35.00.

EMPLOYMENT AGREEMENTS

         Other than as described below, neither the Company nor any of its affiliated entities has an employment agreement with any Named Executive Officers, however Mr. Guinee has executed and acknowledged a non-exclusive summary of some of the terms of his employment.

         Certain senior executive officers of the Company, including the Named Executive Officers (other than Messrs. Smith and Kogod), have entered into severance agreements with the Company that provide for certain benefits in the event that such executive officers are terminated from employment other than for "cause" or "voluntarily without good reason." These agreements each have a term of three years unless there is a "change of control" (as defined therein), in which case the term would be reset to run for a period of two years from the date of such event. In addition to the agreement of the Company to pay an agreed-upon amount in the event of a covered termination, each covered executive agrees to adhere to certain covenants not to compete (including participation as a director, stockholder or partner owning more than 5% of any entity which competes in any business in which the Company is engaged) for the lesser of one year or the period for which severance is paid following termination. The agreements also contain confidentiality provisions and "anti-raid" covenants. Each covered executive also receives reasonable outplacement services and an immediate vesting of all stock and Unit options and the removal of restrictions on any restricted stock or Units held.

         The amount of severance pay and other benefits to which each covered executive would be entitled will be calculated in part based upon their current base annual salary and previous annual bonus amount, at different multiples depending upon the position they held at the Company prior to their termination. As President, Mr. Gerardi would be entitled to a payment equal to two years' annual salary and bonus, continued coverage for a period of two years under any medical and other welfare plans of the Company in which he participated prior to termination, and a payment in the amount of the Company's expected contribution to any retirement plan in which he participated as if employment had continued for two years following termination; if such termination occurred during the two-year period following a "change in control," he would receive a payment equal to three years' annual salary and bonus, rather than two years. The other Named Executive Officers (other than Messrs. Smith and Kogod) would be entitled to a payment equal to one year's annual salary and bonus, continued coverage for a period of one year under any medical and other welfare plans of the Company in which he participated prior to termination, and a payment in the amount of the Company's expected contribution to any retirement plan in which he participated as if employment had continued for one year following termination; if such termination occurred during the two-year period following a "change in control", he would receive a payment equal to two years' annual salary and bonus, rather than one year. If any payments contingent upon a "change of control" would constitute excess parachute payments under Section 280G of the Internal Revenue Code, the covered executive would also receive gross-up payments in an amount sufficient to offset the 20% excise tax applicable to such amounts (however the Company does not believe that any covered executive would presently be subject to this tax).

         In determining eligibility for these benefits, a termination will be considered "voluntary for good reason" if it is the direct result of any of the following: (i) a reduction in base salary, fringe benefits or bonus eligibility, except when generally applicable to peer employees, (ii) a substantial reduction of responsibilities or areas of supervision or an instruction to report to a lower level supervisor after a "change in control", (iii) a substantial increase in responsibilities or areas of supervision without an appropriate increase in compensation, (iv) after a "change in control", a required change of office location outside of the metropolitan area in which the executive was previously located, and, in the case of Mr. Gerardi only, (v) following a "change in control" the executive is assigned to report to a new supervisor and experiences irreconcilable working problems or difficulties. For the purposes of these agreements, a "change in control" is defined as (i) the acquisition by any individual or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of more than 50% of the Common Stock or voting securities of the Company, other than acquisitions by the Company or pursuant to certain plans of reorganization, (ii) the failure of the current members of the Board of Directors, and their successors as duly nominated and approved by the majority of the Board of Directors, to constitute a continuing majority of the Board of Directors,
(iii) the consummation of any reorganization, merger, consolidation, or sale of substantially all of the assets of the Company, unless the beneficial owners prior to such transaction remain the holders of over 50% of the beneficial ownership and voting power following the transaction, no individual or group holds more than 35% of the securities or voting power of the resulting entity, and a majority of the board of the resulting entity were members of the Board of Directors of the Company prior to the transaction, or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         In December 1998, the Executive Compensation Committee approved a deferred compensation program for senior executive officers of the Company, beginning in 1999. Under this plan, officers may elect to defer up to 40% of their current compensation (salary and bonus) on a pre-tax basis to a special account of the Company. This account will be invested in mutual funds selected by the officer and distributed to the officer over a defined period at retirement or under other, restricted circumstances. During the accumulation phase, the funds are under the control of the Company and the electing officer is a general creditor of the Company. The amounts deferred will not be taxable to the officer or deductible to the Company at the time of deferral, but will be taxed and deductible at the time of distribution. There is no matching contribution or other increase in compensation under this program.

         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING PERFORMANCE GRAPH AND REPORT ON EXECUTIVE COMPENSATION SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                                PERFORMANCE GRAPH
            COMPARISON OF CUMULATIVE TOTAL RETURN OF CHARLES E. SMITH
      RESIDENTIAL REALTY, INC., THE NAREIT EQUITY REIT TOTAL RETURN INDEX,
                       AND THE S&P 500 COMPOSITE INDEX (1)


                                    [GRAPHIC]


                                                                      PERIOD ENDING
                                                                      -------------
INDEX                               06/24/94     12/31/94     12/31/95    12/31/96    12/31/97    12/31/98    12/31/99
-----                               --------     --------     --------    --------    --------    --------    --------

Charles E. Smith                     100.00       104.48       105.58      142.07      184.66      178.40      209.86
Residential Realty, Inc.

S&P 500                              100.00       105.28       144.84      177.95      237.33      305.08      369.29

NAREIT All Equity REIT Index         100.00       97.60        112.50      152.18      183.01      150.98      144.00


                                                       Source: SNL Securities LC

(1) Assumes $100 invested on June 24, 1994, in the Company's Common Stock, the NAREIT Equity REIT Total Return Index ("NAREIT Index"), and the S&P 500 Composite Index ("S&P Index"). Returns for the Company are actual returns measured from the date of the initial public offering on June 24, 1994. The values of the assumed investment in both the NAREIT Index and the S&P Index are the estimated values of these indices on June 24, 1994, based on a proration of the values of those indices on May 31 and June 30, 1994 (these indices are published only as of the last day of each month). Total return assumes the reinvestment of dividends and an actual increase in the market value of the Common Stock relative to an initial investment of $100.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

         The following report has been provided by the Executive Compensation Committee (the "Committee") of the Company's Board of Directors. The Committee met on February 22, 1999, to approve base compensation levels for certain executive officers in 1999, to approve annual cash bonuses for those officers regarding the fiscal year 1998, to grant stock options, and to review the Company's compensation practices. The Committee met again on December 16, 1999, and January 25, 2000, to approve base compensation levels for those officers for the fiscal year 2000, to approve cash bonuses for those officers regarding the fiscal year 1999, to grant stock options and restricted stock, and to review the Company's compensation practices.

         EXECUTIVE COMPENSATION PHILOSOPHY

         The Company's compensation philosophy is guided by two overriding principles. First, the Company intends to provide fully competitive levels of compensation, at expected performance levels, in order to attract, motivate and retain talented executives. Second, the Company's compensation program is intended to align the interests of the Company's executives and shareholders, by linking a portion of each executive's compensation directly to the Company's performance, which should increase shareholder value over time.

         In support of this compensation philosophy, the Company's executive compensation program is designed to reward performance that contributes to the Company's short-term and long-term success. Accordingly, the Company attempts to provide both short-term and long-term incentive compensation that varies based on the Company's performance and the individual's performance. To accomplish these goals, the Company's executive compensation program is structured with three primary components: base salary, annual bonus and long-term incentives (i.e., stock and Unit options and restricted stock and Unit awards). Each of these three components is discussed separately below.

         The deductibility limitation outlined by Section 162(m) of the Internal Revenue Code was not a consideration for the Company in 1999 because none of its executives earned sufficient income in 1999 to be subject to the provision's $1 million compensation deduction limitation and certain "performance-based compensation" is excluded from the $1 million limitation. Restricted stock and Units are subject to the deductibility limitation, but are not treated as compensation paid to an executive officer for this purpose until the stock or Units become unrestricted.

         BASE SALARY

         The base salary program is designed to provide salary opportunities which are competitive with a community of competitor companies, as well as to reward individual contributions through performance-driven salary growth. Base salary levels are determined according to each individual employee's position in the Company and the employee's performance in that position. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. Salaries for executive officers are reviewed annually in accordance with a variety of factors, including individual performance, market increases in salary levels, and the Company's overall financial results.

         In its December 1997 meeting, the Committee reviewed a study of and recommendations regarding the compensation of Company executives prepared by Ferguson Associates, which compared the proposed cash compensation and option grants of executive officers of the Company for 1998 to similar organizations (while acknowledging that comparisons are difficult because of inconsistent job responsibilities and titles, the common practice of granting senior executives significant stock at the time of a REIT's formation in lieu of salary, and the large ownership positions held by many of these officers in predecessor entities that make wage compensation a secondary concern.) In addition, the Company has income from Property Service Businesses which is significantly greater than that of other REITs included in the comparison. At its meeting in February 1999, the Committee noted that the Company had achieved or exceeded its operating objectives in 1998, by meeting the goals for growth in "Funds From Operations", property acquisition and development targets, and by improving the debt-to-market capitalization ratios of the Company. The Committee reviewed and approved management's recommended salary levels for 1999. The 1999 salary levels of the Co-Chief Executive Officers were raised to $219,000 each, and the salary level of the Chief Operating Officer and President was raised to $397,000. The Committee met on January 25, 2000, to review and approve management's recommended salary levels for 2000, to grant stock options and restricted stock, and to review and approve bonuses to the senior executive officers with respect to the fiscal year 1999. At this meeting, the results of a conference with the same outside consultant, Ferguson Associates, were reviewed by the Committee concerning the compensation of senior executives, particularly with regard to the award of stock options and restricted stock, and these recommendations were considered when the Committee made its decisions.

         BONUS

         The Company's policy of awarding annual cash bonuses is designed to relate executive pay to Company and individual performance. Cash bonuses provide financial rewards for the achievement of Company and personal goals. At its January 2000 meeting, the Committee approved bonuses for executive officers with regard to 1999 consistent with this approach. The Company significantly surpassed its goals regarding growth in Funds From Operations and other strategic business objectives in 1999, and the Company's stock performed well, and these were major factors in determining bonus awards. The bonus of the Chief Investment Officer of the Company is based, in part, on the achievement of certain investment goals.

         EMPLOYEE STOCK AND UNIT OPTION PLAN

         The Company has adopted the 1994 Employee Stock and Unit Option Plan, which is designed to attract, retain and motivate executive officers and other key employees. As the Company's performance results in increased shareholder value, key employees will participate by increases in the value of their stock or Unit options. Under the terms of the plan, the Committee selects the officers and employees of the Company and the Operating Partnership (but not the affiliated Property Service Businesses) to whom options will be granted. The number of options granted is determined based on competitive market practice, the Company's financial success, and each individual's position and level of responsibility within the Company. Initial grants were made to certain employees of the Company, including all of its then-executive officers other than Messrs. Smith and Kogod, at the time of the Company's initial public offering in June 1994; these options vested in 20% increments on the first through fifth anniversaries of the date of grant and will expire if not exercised by June 23, 2004, or under certain other conditions set forth in the Option Plan. The Committee granted additional stock options to certain senior executives in December 1997, in February 1999, and in January 2000, and in February 1997 and November 1998 to newly-hired senior executives; these options generally vest in 20% or 25% increments on the first through fifth or the first through fourth anniversaries of the date of grant and expire if not exercised by the tenth anniversary of the grant, or under certain other conditions set forth in the Option Plan (excepting only the options granted to the Company's Chief Investment Officer, some of which vest only upon the achievement of certain investment objectives.) In March 1999, the Committee, based on a survey of other similar companies, voted to amend the Option Plan to remove the prohibition on granting options to Messrs. Smith and Kogod and to award them stock options.

         RESTRICTED STOCK AND RESTRICTED UNIT PLAN

         The Company has adopted the 1994 Restricted Stock and Restricted Unit Plan as an additional means of attracting, retaining, and motivating key employees. Messrs. Smith and Kogod are not eligible to participate under the plan. Under the terms of the plan, the Committee selects the officers and employees of the Company and the Operating Partnership (but not the Property Service Businesses) to whom restricted shares and/or Units will be granted. The Committee is also authorized to determine the bases upon which the restrictions on restricted shares and restricted Units will lapse. The Committee at its meeting in July 1994 approved initial grants to certain employees of the Company, including some of its then-executive officers. The number of Units granted was determined according to each individual's position and level of responsibility within the Company. The restrictions on these initial grants lapsed in four equal annual installments of 25% each on July 1, 1995, July 1, 1996, July 1, 1997, and July 1, 1998. The Committee made three restricted stock grants to the Named Executive Officers effective as of January 1, 1998, one with a restrictions that lapse in four equal annual installments of 25% on subsequent anniversaries of the date of grant, one with restriction that lapses in full in February 2001, and one with restrictions that lapse partially based upon the achievement of certain property acquisition objectives. In addition, the Committee also granted restricted stock awards to newly-hired executive officers in February 1997 and November 1998 with restrictions that lapse in four equal annual installments of 25% on subsequent anniversaries of the date of grant. In January 2000, the Committee made additional restricted stock grants to certain executive officers of the Company, including four of the Named Executive Officers, with restrictions that lapse in four equal annual installments of 25% on subsequent anniversaries of the date of grant.

         SEVERANCE POLICY AND AGREEMENTS

         At its December 1997 meeting, the Committee adopted a formal policy with regard to severance payments and other compensation to be received by certain senior executive officers (not including Messrs. Smith and Kogod) in the event of a termination of their employment without cause, voluntarily with good cause, or in the event of a change in control of the Company. This policy was deemed necessary by the Committee in order to clarify the obligations of the Company in those situations, and, in the case of a potential change in control of the Company, to correctly align the interests of the executive officers with those of shareholders. The policy adopted by the Committee conformed to the recommendations made to the Committee by Ferguson Associates, after its study of the practices of similarly-situated companies. This policy was slightly modified in August 1998 to increase its uniformity among certain senior officers and again in December 1999 to increase the protection afforded these officers in accordance with further recommendations from Ferguson Associates. The Company and each of the covered executives have entered into written agreements reflecting the policy.

         DEFERRED COMPENSATION PLAN

         In December 1998, the Committee, after reviewing an independent study showing that a substantial minority of similarly-situated companies have such plans, approved a deferred compensation program for senior executive officers of the Company, beginning in January 1999. Under this plan, officers may elect to defer up to 40% of their current compensation (salary and bonus) on a pre-tax basis to a special account of the Company. This account is invested in mutual funds selected by the officer and distributed to the officer over a defined period at retirement or under other, restricted circumstances. During the accumulation phase, the funds are under the control of the Company and the electing officer is a general creditor of the Company. The amounts deferred will not be taxable to the officer or deductible to the Company at the time of deferral, but will be taxed and deductible at the time of distribution. There is no matching contribution or other increase in compensation under this program, and only a minor impact on the taxable portion of the dividends of the Company.

         401(K) RETIREMENT PLAN

         Each of the Property Service Businesses have adopted the Charles E. Smith Companies Employees Retirement Plan effective June 30, 1994, pursuant to
Section 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers full-time employees of such entities and the Company who have completed six months of service, as defined by the plan. Executives of the Company who are also employed by the Property Service Businesses are eligible to participate on the same terms as nonexecutive employees, subject to any legal limitations on amounts which may be contributed or the benefits which may be payable under the plan.

         Participants may elect to contribute to the plan on a pre-tax basis, within certain percentage limitations, up to a maximum of $9,500 for 1997, $10,000 for each of 1998 and 1999 and $10,500 for 2000. The participating employer matches 50% of the first $1,500 of an employee's contribution, up to a maximum of $750. In addition, the participating employer may make a discretionary contribution, calculated as a percentage of each participant's compensation as defined by the plan.

         Receipt of benefits attributable to the employer's matching contribution and discretionary contribution is subject to the vesting and forfeiture provisions of the plan. An employee's own contribution is fully vested at all times. The Company did not contribute to the plan on behalf of Messrs. Smith and Kogod in 1999.

         CO-CHIEF EXECUTIVE OFFICER COMPENSATION

         Robert H. Smith and Robert P. Kogod, Co-Chief Executive Officers until February 7, 2000, each received a salary of $219,000 for the period January 1, 1999, to December 31, 1999, and on March 1, 1999, each received a ten-year stock option grant of 200,000 shares at the then-market price, with vesting over four years. The salary and long-term compensation awards of Messrs. Smith and Kogod are determined substantially in conformity with the policies described above for all other executive officers of the Company. Messrs. Smith and Kogod receive a base salary which is substantially less than that of chief executive officers of many competitive companies, but the amounts paid to them are deemed appropriate in view of their substantial equity interest in the Company and their performance of services for entities other than the Company and the Property Service Businesses, which entities pay them separately for such services. Messrs. Smith and Kogod also received cash bonuses for 1999 of $110,000 each. On February 7, 2000, Messrs. Smith and Kogod resigned from their duties as Co-Chief Executive Officers, Mr. Kogod resigned as Co-Chairman of the Board of Directors, and Mr. Ernest A. Gerardi was appointed Chief Executive Officer of the Company. Mr. Smith remains Chairman of the Board of Directors of the Company and Mr. Kogod was elected Chairman of the Executive Committee of the Board of Directors.

         PROPERTY SERVICE BUSINESSES

         Certain executive officers of the Company also are employed by the Property Service Businesses, of which the Company owns between 95% and 99% of the economic interest but does not own or control any voting stock. A substantial portion of such executive officers' total cash compensation is paid by the Property Service Businesses for services rendered to such entities. All base salary and annual bonus compensation decisions made by the Committee with respect to the executive officers who also are employed by the Property Service Businesses are made after consultation with the boards of directors of the Property Service Businesses. In making their base salary and annual compensation decisions with respect to these executive officers, the boards of directors of the Property Service Businesses consider all of the factors described above along with the extent of services provided to the Property Service Businesses.

                                        THE EXECUTIVE COMPENSATION COMMITTEE
                                           CHARLES B. GILL
                                           ROBERT P. KOGOD
                                           L. RONALD SCHEMAN
                                           MANDELL J. OURISMAN, CHAIRMAN

                   EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         One of the members of the Executive Compensation Committee, Robert P. Kogod, was an executive officer of the Company until January 7, 2000, and still serves in an executive capacity with affiliated companies and receives compensation therefore. As described below, Mr. Kogod, together with his brother-in-law, Robert H. Smith, and their families, own interests in certain entities that were parties to transactions involving the Company, the Operating Partnership, and the Property Service Businesses during 1999. These transactions include the following:

o In connection with the evaluation of prospective land acquisition properties, the Operating Partnership from time-to-time used services of personnel employed by Charles E. Smith Construction, Inc. ("Smith Construction"), which was, before its cessation of business in July 1999, owned by Messrs. Smith and Kogod. For such services, Smith Construction received reimbursements of payroll expenses in the amount of approximately $1,700,000 during 1999. In connection with the development of the Springfield Station Apartments, the Operating Partnership entered into an agreement with Smith Construction to manage the construction of the project for a fee equal to 4% of hard construction costs. During 1999, the construction management fees paid to Smith Construction totaled approximately $400,000.

o The Property Service Businesses lease office and associated parking spaces from partnerships affiliated with Messrs. Smith and Kogod, and the total rent paid by these entities to these partnerships during 1999 was approximately $2,600,000.

o Certain corporate art objects currently in use at the principal offices of the Company were purchased from Messrs. Smith and Kogod for $638,800.

o Office furnishings in use by development personnel who were hired by the Operating Partnership after the cessation of business of Charles E. Smith Construction, Inc., an affiliate of Messrs. Smith and Kogod, were purchased from that affiliate by the Operating Partnership for $97,000.

o A facilities management service business was purchased by Consolidated Engineering Services, Inc., a Property Service Business, from an affiliate of Messrs. Smith and Kogod for $1,400,000 plus the cost of certain working capital.

o A retail leasing and management business was sold by Smith Realty Company, a Property Service Business, to an affiliate of Messrs. Smith and Kogod for $838,000 plus the cost of certain working capital.

o Partnerships or corporations in which Messrs. Smith or Kogod and their spouses have an interest made certain payments to the Company or the Property Service Businesses during 1999. These transactions include the following:

     - approximately $2,300,000 paid to Smith Realty Company in residential and retail management and leasing fees and hotel asset management fees;

     - approximately $4,700,000 paid to Smith Realty Company as reimbursement for the cost of corporate overhead and office services, including human resources, information systems, marketing, accounting, and similar services, provided to such entities;

     - approximately $22,800,000 paid to Consolidated Engineering Services, Inc., for engineering and technical consulting services provided to and the repair, replacement, and operation of HVAC systems of facilities owned by such entities and fees and payroll reimbursements paid by a joint venture of which Messrs. Smith and Kogod are the trustees (of which approximately $22,400,000 was payment for material, labor, and associated overhead costs incurred in performing such work);

         - approximately $34,100,000 paid to Smith Management Construction, Inc., for renovations, tenant and building improvements, and other construction management services provided to such entities (of which approximately $28,800,000 was payment for material, labor, and associated overhead costs incurred in performing such work); and

         - approximately $61,000 in commissions paid to Charles E. Smith Insurance Agency, Inc., directly or indirectly, for insurance coverage obtained for such entities.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth beneficial ownership of shares of Common Stock as of March 31, 2000 (or otherwise as noted) for (i) persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) of more than 5% of Common Stock, (ii) each of the directors and Named Executive Officers of the Company, and (iii) the directors and executive officers of the Company as a group.


                                      Number of                          Number of               Percentage
                                      Shares                             Shares and Units         of all
Name and Address of                   Beneficially     Percentage        Beneficially            Shares and
Beneficial Owner (1)                  Owned            of Shares (2)     Owned                   Units (3)
--------------------                  -----------      --------------    ---------------         ---------
              (i)
Security Capital Preferred
Growth Incorporated                   4,632,949 (4)*       18.1%*         4,632,949*               11.8%*

GE Capital Equity
Investment, Inc./General
Electric Capital Corp.                2,337,662 (5)**        10%**        2,337,662**               6.3%**

Morgan Stanley Dean
Witter & Co./Morgan Stanley
Dean Witter Investment
Management Inc.                       1,751,534 (6)         8.3%          1,751,534                 5.1%

Cohen & Steers
Capital Management, Inc.              1,499,500 (7)         7.1%          1,499,500                 4.3%

European Investors, Inc./
EII Realty Securities Inc.            1,309,283 (8)         6.2%          1,309,283                 3.8%

            (ii)
Robert H. Smith                          18,350 (9)         ***           2,302,912 (10)            6.6% (10)

Robert P. Kogod                         137,020 (11)        ***           2,378,003 (12)            6.9% (12)

Ernest A. Gerardi, Jr.                   51,378 (13)        ***              77,378                 ***

John T. Gray                             18,412             ***              18,412                 ***

John W. Guinee                           13,292             ***              19,266                 ***

Wesley D. Minami                         13,977             ***              18,477                 ***

Charles B. Gill                           5,546             ***               5,546                 ***

R. Michael McCullough                       146             ***                 146                 ***

Mandell J. Ourisman                       5,146             ***             115,665                 ***

L. Ronald Scheman                         4,146             ***               4,146                 ***

            (iii)
All directors and executive
   officers as a group (13 persons)     292,329             1.4%          2,534,201                 7.3%


* Comprised entirely of 4,632,949 shares of convertible preferred stock of the Company in four series, which are immediately convertible to shares of Common Stock on a one-for-one basis; the percentages shown reflect the effect of a conversion of these shares - if fully converted, then 25,624,660 shares and 39,313,673 Units would have been outstanding on March 31, 2000. This beneficial owner has received a waiver of the 9.8% ownership limitation imposed by the Company's Articles of Incorporation and the 15% ownership threshold which would otherwise trigger the issuance of the Series D Preferred Stock, subject however to an overall ownership limitation of 19.9% of the Company's shares and other restrictions.

** Comprised entirely of 1,800,000 shares of convertible preferred stock of the Company in one series, which are immediately convertible to a maximum of 1,168,831 shares of Common Stock, and 1,800,000 preferred Units, which are immediately convertible to a maximum of 1,168,831 shares of Common Stock, each based upon a formula in the Company's Articles of Incorporation. The percentages shown reflect the effect of a conversion of these shares - if fully converted, then 23,329,373 shares and 37,018,386 Units would have been outstanding on March 31, 2000. According to the terms of the issuance of this series of preferred stock, the Company will grant a limited waiver to this shareholder to exceed the 9.8% ownership limitation imposed by the Company's Articles of Incorporation if necessary to allow a conversion of all of its preferred stock, subject however to an overall ownership limitation of 14.9% of the Company's shares and other restrictions.

***      Less than 1%
----------

(1) The address of each beneficial owner is 2345 Crystal Drive, Crystal City, Arlington, Virginia 22202, except as otherwise noted.
(2) Based on 20,991,711 shares of Common Stock issued and outstanding on March 31, 2000.
(3) Based on 20,991,711 shares of Common Stock issued and outstanding and 34,680,724 Common Units outstanding on March 31, 2000 (13,689,013 of which are held by limited partners other than the Company), except as footnoted. With the limited exception of certain recently-issued Units, which may be subject to temporary "lock-out" provisions, holders of Units may redeem their Units for either cash or, at the option of the Company, for shares of Common Stock on a one-for-one basis.
(4) Based on an Amendment to Schedule 13G dated February 11, 2000, this owner has the sole power to vote and dispose all of these shares. The business address of this owner is 11 South LaSalle Street, Chicago, Illinois 60603.
(5)  Based on a Schedule 13G dated February 9, 2000, filed by GE Capital
     Equity Investment, Inc., General Electric Capital Corporation, and two other corporations, which disclaim any voting or disposition powers of these shares, GE Capital Equity Investments, Inc., and General Electric Capital Corporation both have the shared voting and dispositive power for all of the listed shares. The business address of GE Capital Equity Investment, Inc. is 120 Long Ridge Road, Stamford, Connecticut 06927, and the business address of General Electric Capital Corporation is 260 Long Ridge Road, Stamford, Connecticut 06927.
(6) Based on a Schedule 13G dated February 7, 2000, filed by Morgan Stanley Dean Witter & Co. and Morgan Stanley Dean Witter Investment Management Inc., Morgan Stanley Dean Witter & Co. has the shared voting and dispositive power for 1,751,534 shares and Morgan Stanley Dean Witter Investment Management, Inc., has the shared voting and dispositive power for 1,677,000 shares. The business address of Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036. The business address of Morgan Stanley Dean Witter Investment Management Inc. is 1221 Avenue of the Americas, New York, New York 10020.
(7) Based on an Amendment to Schedule 13G dated February 8, 2000. this owner has the sole power to vote and dispose of all of the listed shares. The business address of this owner is 757 Third Avenue, New York, New York 10017.
(8)  Based on a Schedule 13G dated February 9, 2000, filed by European
     Investors Inc. and EII Realty Securities Inc., European Investors Inc. has the sole power to vote 193,384 shares and shared voting power for 100,900 shares, and sole dispositive power for 230,783 shares and shared dispositive power for 72,300 shares, and EII Realty Securities Inc. has the sole voting power for 899,999 shares and sole dispositive power for 1,066,200 shares. The business address of European Investors Inc. is 667 Madison Avenue, New York, New York 10021.
(9)  Includes 18,150 shares held by Robert Smith's spouse, Clarice Smith.
(10) The total number of Units includes 95,771 Units held by Robert Smith, 45,006 Units held by Clarice Smith and 2,143,785 Units held by corporations wholly-owned by Messrs. Smith and Kogod and/or their spouses. The Units owned by these corporations are reported twice in this part of the table, once as beneficially owned by Robert Smith and again as beneficially owned by Robert Kogod, but only once in part (iii) of the table.
(11) Includes 52,185 shares held by Robert Kogod's spouse, Arlene Kogod.
(12) The total number of Units includes 62,392 Units held by Robert Kogod, 34,806 Units held by Arlene Kogod and 2,143,785 Units held by corporations wholly-owned by Messrs. Smith and Kogod and/or their spouses. The Units owned by these corporations are reported twice in this part of the table, once as beneficially owned by Robert Kogod and again as beneficially owned by Robert Smith, but only once in part (iii) of the table.
(13) Includes 25,000 shares held by Ernest Gerardi's spouse, Marilyn Gerardi.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

         Certain transactions and relationships between directors and officers and the Company and its Property Service Businesses are described in the section entitled "Executive Compensation Committee Interlocks and Insider Participation" above. In addition, a company affiliated with and controlled by director Mallory Walker, who resigned effective September 30, 1999, received approximately $116,415 in loan commitment and origination fees and $291,640 in annual servicing and guaranty fees from the Company and its affiliates in 1999 with respect to seven mortgage loans. There are no additional matters requiring disclosure.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING DISCLOSURE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the NYSE. To the best of the Company's knowledge, all reports required in 1999 were timely filed except those reported in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 28, 2000.

                                  OTHER MATTERS

         The Company knows of no other matters to be presented for consideration at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in proxies returned to the Company to vote such proxies in accordance with their judgment on such matters.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Proposals of shareholders to be presented at the 2001 Annual Meeting must be received by the Secretary of the Company prior to December 25, 2001, to be considered for inclusion in the Company's proxy material for the 2001 Annual Meeting of Shareholders. In addition, any shareholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy material pursuant to SEC Rule 14a-8) must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of the Company's By-laws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.

                VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

         Under the Company's Amended and Restated By-laws and Maryland statutory law governing corporations organized under Maryland law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the voting shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes. All other proposals to come before the Meeting require the approval of a majority of the shares of Common Stock present and entitled to vote. Abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes, however, will not be treated as entitled to vote on a proposal, will not be counted as votes for or against such proposal, and therefore will have no effect on the outcome of the vote on such proposal.

         The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

         Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ Ernest A. Gerardi, Jr.

                                   Ernest A. Gerardi, Jr.
                                   President and Chief Executive Officer

April 20, 2000

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
                  2345 CRYSTAL DRIVE, ARLINGTON, VIRGINIA 22202

                                 April 20, 2000

Dear Fellow Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Charles E. Smith Residential Realty, Inc., to be held on Wednesday, May 24, 2000, at 2:00 p.m., EDT, in the Crystal City Marriott Hotel, 1999 Jefferson Davis Highway, Crystal City, Arlington, Virginia 22202. Parking will be available for you in the hotel garage.

         The matters to be acted on at the meeting - the election of directors and the ratification of the selection of the Company's independent accountants - are described in the accompanying Notice and Proxy Statement.

         I realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, our Company needs your vote. A proxy card on which to indicate your vote is located in the bottom of this sheet, and an envelope, postage prepaid, in which to return your proxy is enclosed. I ENCOURAGE YOU TO COMPLETE, SIGN, AND RETURN THE PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person. This is your opportunity to voice your opinion on matters affecting the Company. Your participation is extremely important.

                                                  Sincerely,

                                                  /s/ Robert H. Smith

                                                  Robert H. Smith
                                                  Chairman of the Board

                              FOLD AND DETACH HERE

     ----------------------------------------------------------------------





THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF CHARLES E. SMITH RESIDENTIAL REALTY, INC. and when properly executed, will be voted as directed hereon, or if no direction is indicated, will be voted FOR the election of the Board of Directors' nominees for Directors, FOR Proposal 2, and in accordance with the determination of a majority of the Board of Directors as to other matters.

PLEASE TURN OVER TO COMPLETE THE PROXY     SIGNED: _____________________________

                                           SIGNED: _____________________________
                                           Please date and sign exactly as name
                                           appears on this proxy. Joint owners
                                           should each sign. When signing as
                                           attorney, executor, administrator,
                                           trustee, guardian, etc., give full
                                           title as well.)

                                           DATED: ______________________________

                                           MARK HERE FOR ADDRESS CHANGE AND NOTE
                                           AT LEFT _________________

                                 [ MAP OMITTED]



                              FOLD AND DETACH HERE

     ----------------------------------------------------------------------

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
        REVOCABLE PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - MAY 24, 2000

The undersigned shareholder of Charles E. Smith Residential Realty, Inc. (the "Company") hereby appoints Ernest A. Gerardi, Jr. and Robert D. Zimet, or either of them, proxies, with full power of substitution, to act for and to vote the shares of the Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of said Company to be held on May 24, 2000, and at any and all adjournments thereof.

              Receipt of the Company's Notice of Annual Meeting of
               Shareholders and Proxy Statement is acknowledged.
      IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

The Board of Directors recommends a vote FOR:


1.  ELECTION OF DIRECTORS  /  / FOR ALL NOMINEES                       /  /  WITHHOLD AUTHORITY
                           (except as written on the space below)      to vote for all nominees listed below.
                   Nominees: Roger J. Kiley, Jr., Robert H. Smith, Karen Hastie Williams
      INSTRUCTION: to withhold authority to vote for any individual nominee listed above, write that nominee's name on the space provided at right _____________________________________________________________


2.  APPOINTMENT OF ARTHUR ANDERSEN LLP as Independent Auditor

                           /  / FOR        /  / AGAINST        /  /  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.